UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 10, 2012
US HIGHLAND, INC.
(Exact name of registrant as specified in its charter)
Oklahoma	333-139685	73-1556790
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1241 South Harvard, Tulsa, OK		74112
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(918) 827-5254
n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 10, 2011, we entered into an employment agreement with Greg Campbell, effective June 15, 2011, whereby Mr. Campbell has agreed to provide certain duties and services for a period of three (3) years from the date of effectiveness and then on a year-to-year basis thereafter.  As compensation, we have agreed to pay Mr. Campbell a monthly salary of $6,000 during the term beginning June 15, 2011, which will transition to $8,000 monthly at the beginning of the seventh (7th) month anniversary and further to $10,000 at the beginning of the tenth (10th) month anniversary.

On February 10, 2012, we accepted a consent to act of Greg Campbell as Vice President of International Business of our company.

Also on November 10, 2011, we entered into an employment agreement with James B. McCoy, effective June 15, 2011, whereby Mr. McCoy has agreed to provide certain duties and services for a period of three (3) years from the date of effectiveness and then on a year-to-year basis thereafter.  As compensation, we have agreed to pay Mr. McCoy a monthly salary of $6,000 during the term beginning June 15, 2011, which will transition to $8,000 monthly at the beginning of the seventh (7th) month anniversary and further to $10,000 at the beginning of the tenth (10th) month anniversary.

On February 10, 2012, we accepted a consent to act of James B. McCoy as Vice President of Sales/Business Development of our company.

Greg Campbell

Mr. Campbell has more than twenty-five years of experience within manufacturing and mass production operations.    His experience includes engineering, manufacturing, international business development and executive leadership.

From October 1996 to October 2001, Mr. Campbell served as the Director of International Business for Frasca International, Inc., and was responsible for world-wide business/market development for product/business opportunities.   Additional responsibilities included supporting/advising the Corporate President and Corporate Vice President with/on company-wide business operations.

Within the period of October 2001 to June 2010, Mr. Campbell served as the General Manager, then Vice President & General Manager, at L-3 AMI.  L-3 AMI is owned by L-3 Communications, a Fortune #159 holding company.  Mr. Campbell was responsible for executive management at L-3 AMI.

Experience includes effective executive leadership within Corporate (Frasca 1996-2001) and Division (L-3 AMI 2001-2010) business units.   Responsibilities included ensuring objectives were defined, implemented, and achieved for company-wide operations (Strategic Planning, Resource Management, Financial Management, Business Development, Marketing & Sales, Legal/Contractual, Program/Project Management, Engineering/R&D, Design, Manufacturing, Quality/Training, Schedule, Customer & Product Support, and Customer Retention).

Mr. Campbell earned a Bachelor of Science in Business Administration from the University of Tulsa (1994).  He also acquired a degree in Electrical Engineering Technology (1987) and is a veteran of the U.S. Air Force (1975 – 1981).  Additionally, he completed an Executive Development program at the Southern Methodist University (2002) and currently resides in Tulsa, Oklahoma.

We appointed Greg Campbell as Vice President of International Business of our company because of his effective management and leadership experience.

James B. McCoy

Mr. McCoy has held senior management executive positions within numerous companies and has gained 20+ years of experience in strategic business startups, franchise sales systems development and implementation, strategic marketing plan development and implementation, process improvement and re-engineering, project management, strategic planning & business development.  In addition, he acquired eighteen years of real estate investment, development and management experience.

Founder of a franchise development company formed to identify new “Up &Coming” brands and to assist them with systems and tools to expand their brand via franchising and/or licensing (JBM Resources, LLC 1996 – present).  Business services include turnkey franchise sales (including marketing, disclosure, franchisee selection and sales), full real estate services (including market mapping, trade area identification, site selection and lease negotiation), comprehensive franchisee training, support and quality assurance, and construction and design management (including complete project management, bidding, contractor selection and management and construction management). Clients have including Quizno’s Sub, 123Fit, Sitka Energy Solutions, LLC and Play and Trade.  JBM Resources, LLC (JBMR) was a strategic component of Quizno’s Sub’s transforming from a small Denver Based multi-unit operation of just over 50 stores to an international franchise of over 5,000units.

Mr. McCoy earned a Bachelor of Science in Business Administration from the University of Tulsa (1986) with Majors in Finance and Management Information Systems.  Mr. McCoy currently resides in Tulsa, Oklahoma.

We appointed James B. McCoy as Vice President of Sales/Business Development of our company because of his vast experience in marketing and strategic planning with startup companies.

Other than as described above, there have been no other transactions between our company and Mr. Campbell nor Mr. McCoy since the beginning of our last fiscal year or any currently proposed transactions, in which we are, or plan to be, a participant and the amount involved exceeds $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

There are no family relationships between any of the directors and officers described in the preceding disclosure.

Item 9.01	Financial Statements and Exhibits

10.1	Employment Agreement with Greg Campbell dated June 15, 2012.
10.2	Employment Agreement with James B. McCoy dated June 15, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US HIGHLAND, INC.
/s/ JOHN R. FITZPATRICK, III
John R. Fitzpatrick, III
Chief Executive Officer and Chief Financial Officer

Date:	February 13, 2012